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Exhibit (a)(1)(BB)

[FORM OF E-MAIL REGARDING INELIGIBILITY TO PARTICIPATE IN OPTION EXCHANGE OFFER]

To: [Name of Option Holder]

Option Exchange Offer

        Our exchange offer expired at 9:00 p.m., Pacific Time, on February 6, 2006. The closing sale price of Zoran common stock as reported on the Nasdaq National Market on February 6, 2006 was $22.48. The terms of the exchange offer provided that options eligible for exchange in the offer must have an exercise price per share that is more than the greater of U.S. $20.00 and the closing sale price of our common stock reported on the Nasdaq National Market on the date the offer expired.

        The options you tendered for exchange had an exercise price per share that was equal to or less than $22.48. We regret to inform you that these options were not eligible for exchange and you will not receive any restricted stock or restricted stock units in exchange for these options. Your options will remain outstanding in accordance with their existing terms, as provided in your existing stock option agreements. The exercise price, vesting schedule and expiration date of these options remain unchanged.

        If you have any questions, please contact Karen Pereira, by email at optionexchange@zoran.com or by telephone at +1 (408) 523-6596.

Thank you

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  Exhibit (a)(1)(BB)
[FORM OF E-MAIL REGARDING INELIGIBILITY TO PARTICIPATE IN OPTION EXCHANGE OFFER]